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FORM 4                                  U.S. SECURITIES AND EXCHANGE COMMISSION                                OMB APPROVAL
                                                Washington, D.C. 20549                                    OMB Number 3235-0287
____Check this box if no longer                                                                           Expires:February 1, 1994
    subject to Section 16. Form 4     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                        Estimated average burden
    or Form 5 obligations may                                                                             hours per response..  0.5
    continue.  See instructions 1(b)
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                           Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issue
                                                                                                    (Check all applicable)
 Enercorp, Inc.                               Williams Controls, Inc.   "WMCO"
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(Last)     (First)    (Middle)        3. IRS or Social Security   4. Statement for      _______ Director          ___X___ 10% Owner
                                         Number of Reporting         Month/Year  01/00  _______ Officer (give     _______ Other
7001 Orchard Lake Rd. Ste. 424           Person (Voluntary)                                              title             (specify
        (Street)                                                  5. If Amendment,                       below)             below)
                                                                     Date of Original
                                                                     (Month/Year)          -------------------------------------
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W. Bloomfield,   MI      48322-3608
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     (City)   (State)     (Zip)                 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security    2. Trans-    3.  Trans-     4. Securities Acquired (A)      5. Amount of        6. Owner-       7. Nature
   (Instr. 3)              action        action        or Disposed of (D)              Securities          ship            of In-
                           Date          Code          (Instr. 3, 4, and 5)            Beneficially        Form:           direct
                                         (Instr. 8)                                    Owned at            Direct          Bene-
                          (Month/                                                      End of              (D) or          ficial
                           Day/                                    (A) or              Month               Indirect        Owner-
                           Year)         Code    V       Amount    (D)        Price   (Instr. 3 and 4)     (I)             ship
                                                                                                           (Instr. 4)     (Instr. 4
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COMMON STOCK             01/05/2000        S            200,000       D     $2.0625     1,652,329           (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over
                                                                (Print or Type Responses)                            SEC 1474 (3/91
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FORM 4  (continued)                     TABLE II - Derivative Securities Acquired, Disposed of, Or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conver-  3. Trans-  4. Transac- 5. Number of Deriv-     6. Date Exer-      7. Title & Amount of
                                    sion or     action     tion Code   ative Securities Ac-    cisable and Ex-    Underlying
  (Instr. 3)                        Exercise    Date                   quired (A) or Dis-      piration Date      Securities of In-
                                    Price of   (Month/    (Instr. 8)   posed of (D)            (Month/Day/        (Instr. 3 and 4)
                                    Deriv-      Day/                                            Year
                                    ative       Year)                  (Instr. 3, 4, and 5)
                                    Security


                                                                                              Date     Expira-             Amount o
                                                                                              Exer-    tion         Title  Number o
                                                          Code    V        (A)       (D)      cisable  Date                   Share
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Issuer Stock Option                 $2.44/sh                                                  03/12/98   03/12/08   Common   50,000
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Issuer Stock Option                 $2.50/sh                                                  08/04/94   08/04/04   Common   25,000
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Issuer Stock Option                 $3.63/sh                                                  05/03/95   05/03/05   Common   25,000
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Issuer Stock Option                 $2.625/sh                                                 09/13/96   09/13/06   Common   50,000
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Issuer Stock Option                 $2.250/sh                                                 10/02/98   10/02/08   Common   50,000
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FORM 4  (continued)                     TABLE II - Derivative Securities Acquired, Disposed of, Or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)





                                                  8. Price       9. Number       10. Owner-      11. Na-
                                                     of             of Deriv-        ship            ture
                                                     Deriv-         ative            Form            of In-
                                                     ative          Secur-           of De-          direct
                                                     Secur-         ities            rivative        Bene-
                                                     ity            Bene-            Secu-           ficial
                                                                    ficially         rity:           Own-
                                                     (Instr.        Owned            Direct          ership
                                                     5)             at End           (D) or
                                                                    of               Indi-           (Instr. 4)
                                                                    Month            rect (I)
                                                                   (Instr. 4)        (Instr. 4)

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Issuer Stock Option                 $2.44/sh        -0-              50,000              D (1)
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Issuer Stock Option                 $2.50/sh        -0-              25,000              D
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Issuer Stock Option                 $3.63/sh        -0-              25,000              D
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Issuer Stock Option                 $2.625/sh       -0-              50,000              D
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Issuer Stock Option                 $2.250/sh       -0-              50,000              D (2)
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Explanation of Responses:

1. Exercisable as to 50% of the shares covered thereby on this date and cumulatively as to an additional 25% of the shares thereby on 3/12/00 and 3/12/01.
2. Exercisable as to 50% of the shares covered thereby on this date and cumulatively as to an additional 25% of the shares thereby on 10/02/00 and 10/02/01.










**Intentional misstatements or omissions of facts constitute Federal Criminial Violations.

                                                                           s\Robert R. Hebard                     February 10, 2000
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   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               ** Signature of Reporting Person               Date

Note:  File three copies of this Form, one of which must be manually signed.                                                 Page 2
            If space provided is insufficient, see Instruction 6 for procedure.                                      SEC 1474 (3/91)

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